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                                                                    EXHIBIT 3.2A


                              AMENDMENT NO. 1 TO

             AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                                      OF

                                 INERGY, L.P.

     This Amendment No. 1 (this "Amendment No. 1") to the Amended and Restated Agreement of Limited Partnership of Inergy, L.P. (the "Partnership") is entered into effective as of June 12, 2002, by Inergy GP LLC, a Delaware limited liability company (the "Managing General Partner"), as managing general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

     WHEREAS, the Managing General Partner, the Non-Managing General Partner and the Limited Partners of the Partnership entered into that certain Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 31, 2001 (the "Partnership Agreement");

     WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the Managing General Partner may amend any provision of the Partnership Agreement without the approval of any Partner or Assignee to reflect a change that, in the discretion of the Managing General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests) in any material respect;

     WHEREAS, acting pursuant to the power and authority granted to it under
Section 13.1(d)(i) of the Partnership Agreement, the Managing General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests) in any material respect.

     NOW THEREFORE, the Managing General Partner does hereby amend the Partnership Agreement as follows:

     Section 1.  Amendment.

     Section 5.7(b) is hereby amended to add the following sentence to the end of the first paragraph:

     For purposes of this Section 5.7(b), the term "debt" shall be deemed to include indebtedness used to extend, refinance, renew, replace or defease debt originally incurred in connection with an Acquisition or Capital Improvement; provided, that the amount of such extended, refinanced, renewed, replaced or defeased debt does not exceed the principal amount of, plus accrued interest on, the original debt.

     Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
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     Section 3.  Governing Law.  This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Managing General Partner has executed this Amendment No. 1 as of the date first set forth above.

                              MANAGING GENERAL PARTNER:

                              INERGY GP LLC


                              By:  /s/  John J. Sherman
                                 --------------------------------------------
                              Name:     John J. Sherman
                              Title:    President and Chief Executive Officer

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